Exhibit 4.1.

                                 WaterChef, Inc.
                             A Delaware Corporation
                              Resolution Adopted By
                         WaterChef's Board Of Directors


The undersigned, being all Directors of WaterChef, Inc. (The "Corporation"), hereby consent to the following actions and adopt the following recitals and resolution as of May 24, 2002

Whereas the Board of Directors has determined that it is in the best interest of the Corporation and its stockholders to adopt the following resolutions:

         Resolved, that 250,000 shares of the Company's common stock be issued to the natural person named below in lieu of cash for compensation earned for qualifying available candidates and establishing a network of sales distributors to market the company's PureSafe products to domestic accounts, such shares to be submitted on Form S-8 to be filed with the Securities and Exchange Commission.

         Ron Breeding                                       125,000 shares
         147 Harbor Point Drive
         Celina, OH 45822


         Resolved, that 1,000,000 shares of the Company's common stock be issued to the natural person named below in lieu of cash for investment banking services performed in identifying and negotiating the acquisition of compatible products and lines of business for the Company, such shares to be submitted on Form S-8 to be filed with the Securities and Exchange Commission.

         Jeff Carlson                                     1,000,000 shares
         C/o TMR Consulting
         P.O. Box 16962
         Encino, CA 91416



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The undersigned direct that this consent be filed with the minutes of the proceedings of the Board of Directors of the Corporation.


/s/ David A. Conway
------------------------
David A Conway

/s/ Martin Clare
------------------------
Martin Clare

/s/ Marshall S. Sterman
------------------------
Marshall S. Sterman